Exhibit 99.1

NEWS RELEASE

Contact:

(210) 293-7901

www.globalscape.com/company/contact.asp

GlobalSCAPE  Announces Former General Dynamics Executive as CEO

SAN ANTONIO, TEXAS, August 27, 2008 – GlobalSCAPE, Inc. (AMEX: GSB), a leading developer of file centric software for the Internet, announced today James R. Morris as their new Chief Executive Officer (CEO).  In announcing the conclusion of the company’s CEO search, GlobalSCAPE Chairman Thomas Brown stated, “Jim is the perfect choice to build on GlobalSCAPE’s sustained success and lead us to the next levels of business performance within current and future markets.”

Mr. Morris has delivered over 35 years of innovation and leadership to the fields of information technology and assurance, business development, and operations for both product centric and professional consulting solutions. He served in military intelligence, the civil service, and (for 24 years most recently) in senior executive positions for leading companies including General Dynamics (VP), Veridian (VP), Veritect (EVP), Trident Data Systems (SVP), SecureInfo (EVP/GM) and Synteras (VP).

Mr. Morris also has served on multiple industry and government review panels, co-led the Y2K Cyber Assurance cell for the White House, and delivered executive expertise as an independent advisor for two security product companies. He is a frequent keynote speaker/panelist at trade conferences, published internationally, and has provided the expert view for national news coverage of network risks. In addition, Mr. Morris has received advanced training from the national security community and served as a subject matter expert on network security delegations to the People’s Republic of China and Australia. Contacted for comment on his selection as GlobalSCAPE CEO, Mr. Morris stated, “GlobalSCAPE has a great reputation for delivering excellence.  I am honored and excited to be part of the team.”

About GlobalSCAPE

GlobalSCAPE, a provider of Global Managed File Transfer (MFT) solutions and wide-area file services (WAFS) technologies, delivers a modular approach to solving the enterprise challenges of security, bandwidth, latency and regulatory compliance. GlobalSCAPE’s products securely and efficiently move files such as financial data, medical records, customer files, intellectual property, and other sensitive documents of any size between supply chain partners and branch offices. GlobalSCAPE’s products are used by mid-sized and large enterprise companies, including virtually all of the Fortune 100, leading technology, banking, healthcare, and public sector organizations. Headquartered in San Antonio, TX. GlobalSCAPE is also the developer of CuteFTP, the most popular file transfer protocol application on the market. For more information on our risk-free purchase options, visit www.globalscape.com or call 800-290-5054 (US) or 210-308-8267 (international).

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words “would,” “exceed,” “should,” “anticipates,” believe,” “steady,” “dramatic,” and variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not a forward-looking statement. These forward-looking statements are based upon the Company’s current expectations and are subject to a number of risks, uncertainties and assumptions. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors that could cause actual results to differ significantly from those expressed or implied by such forward-looking statements are risks that are detailed in the Company’s Annual Report on Form 10-K for the 2007 calendar year, filed on March 26, 2008 with the Securities and Exchange Commission.